THIRD AMENDED CERTIFICATE OF DESIGNATION

OF RIGHTS AND PREFERENCES OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF KNIGHT FULLER, INC.

This Third Amended Certificate of Designation of Rights and Preferences of the Series A Convertible Preferred Stock of Knight Fuller, Inc was adopted by resolution of the board of directors of Knight Fuller, Inc on August 3, 2005.

Section 1.

Dividends.

In the event that the Corporation declares or pays any dividends upon the Common Shares (whether payable in cash, securities or other property) other than dividends payable solely in Common Shares issued upon the outstanding Common Shares, the Corporation shall also declare and pay to the holders of the Preferred, at the same time that it declares and pays such dividends to the holders of the Common Shares, the dividends which would have been declared and paid with respect to the Common Shares issuable upon conversion of the Preferred had all of the outstanding Preferred been converted immediately prior to the record date for such dividend, or if no record date is faxed, the date as of which the record holders of Common Shares entitled to such dividends are to be determined.

Section 2.

Liquidation and Conversion.

2A.

Liquidation Distributions.  Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), any merger or business combination, or at the election of any holder of Preferred Stock, which election is accepted by the board of directors, the holders of Preferred Stock shall be entitled to participate on an as-if-converted basis with the holders of Common Shares as a single class in the distribution of assets of the Corporation with respect to the Common Shares.

2B.

Notice.  Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock by registered or certified mail (return receipt requested and postage prepaid), setting forth in reasonable detail the Corporation’s estimate of the amount of proceeds to be paid with respect to each Share of Preferred Stock and each Common Share in connection with such liquidation, dissolution or winding up.

Section 3.

Redemptions.

3A

Preferred Stock Scheduled Conversion.  On the date that is the tenth anniversary of the Issuance Date of the Preferred Stock, the Corporation may convert all outstanding Shares of Preferred Stock to Common Shares.

3B.

Notice of Conversion.  Except as otherwise provided herein, the Corporation shall mail written notice of each conversion of any Preferred Stock to each record holder thereof not more than thirty (30) nor less than fifteen (15) days prior to the date on which such conversion is to be made.  In case fewer than the total number of Shares represented by any certificate are converted, a new certificate representing the number of unconverted Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the converted Shares.

3C.

Determination of the Number of Each Holder’s Shares to be Converted.  Except as otherwise provided herein, the number of Shares of Preferred Stock to be converted from each holder thereof in conversions by the Corporation under this Section 3 shall be 20,000 shares of common stock for every one Preferred Share.

3D.

Converted or Otherwise Acquired Shares.  Any Shares which are converted or otherwise acquired by the Corporation shall be canceled and retired and shall not be reissued, sold or transferred.

Section 4.

Voting Rights.  The holders of the Preferred Stock shall be entitled to notice of all stockholders’ meetings in accordance with the Corporation’s Bylaws, and, in addition to any circumstances in which the holders of any class or series of Preferred Stock shall be entitled to vote as a separate class or series under the Delaware General Corporation Law, the holders of Preferred shall be entitled to vote on all matters (including the election of directors) submitted to the stockholders for a vote together with the holders of the Common Shares voting together as a single class with each Common Share entitled to one vote per share and each Share of Preferred Stock entitled to a number of votes equal to 20,000 common shares.

Section 5.

Conversion.

5A.

Conversion Events and Procedure.

(i)

The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to issue the Common Shares thereby.

(ii)

No fractional shares of Conversion Stock shall be issued upon conversion or the Preferred.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash to such holder equal to such fraction multiplied by the initial public offering price of the Conversion Stock in the Qualified Public Offering.

(iii)

Promptly (and in any event with five business days) after a conversion has been effected and the delivery to the Corporation of a certificate or certificates representing the number of Shares of Preferred Stock having been converted, the Corporation shall deliver to the converting holder:

(a)

a certificate or certificates representing the number of shares of Conversion stock issuable by reason of such conversion in which name or names and such denomination or denominations as the converting holder has specified;

(b)

payment in an amount equal to the amount payable under subparagraph (v) above with respect to such conversion; and

(c)

a certificate representing any Shares or Preferred which were represented  by the certificate or certificates delivered of the Corporation in connection with any conversion but which were not converted.

(iv)

The issuance of certificates for shares of Conversion Stock upon conversion of Preferred shall be made without charge to the holders of such Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock.  Upon conversion of each Share or Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, and free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(v)

The Corporation shall not close its books against the transfer of Preferred or of Conversion Stock issued or issuable upon conversion of Preferred in any manner which interferes with the timely conversion of Preferred.  The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Preferred Stock hereunder (including without limitation, making any filings required to be made by the Corporation, and the Corporation shall pay all filing fees and expenses payable by the Corporation or any such holder in connection therewith).

(vi)

Once sufficient shares of Conversion Stock are authorized, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock as may be issuable upon the conversion of all outstanding Preferred Stock.  The Corporation does not currently have sufficient shares of authorized but unissued Common Stock to issue as Conversion Stock, and shall use its best efforts to amend its certificate of incorporation in compliance with applicable law to increase the number of authorized shares sufficiently to allow for a reserve for all shares which could be issued as Conversion Shares.  All shares of Conversion Stock which are so issuable shall, when issued be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances.  The Corporation shall take all such actions as may be reasonably necessary to ensure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which any of the Corporation securities may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

5B.

Notice of Conversion.

(i)

The Corporation shall give written notice to all holders of Preferred Stock at least thirty (3) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Shares, (b) with respect to any pro rate subscription offer to holders of Common Shares or (c)  for determining rights to vote with respect to any liquidation, dissolution or winding up of the Corporation.

(i)

The Corporation shall also give written notice to the holders of Preferred Stock at least thirty (3) days prior to the date on which any Fundamental Change or Change in Ownership shall take place.

5C.

Converted or Otherwise Acquired Preferred Stock.  Any shares of Preferred Stock which are converted or otherwise acquired by the Corporation (including without limitation, in connection with the conversion thereof) shall be canceled and retired and shall not be reissued, sold or transferred.

Section 6.

Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Preferred Stock.  Upon the surrender of any certificate representing Preferred Stock at which place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate(s).  Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

Section 7.

Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Preferred Stock, and in the case of any such less, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor or investment fund, then its own agreement shall be satisfactory), or in the case of any such mutilation, upon surrender of such certificate, the corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 8.

Definitions.  For purposes of this Description of Preferred Stock, the following capitalized terms shall have the meanings set forth below.

“Common Shares” has the meaning set forth in the certificate of incorporation of the Company, but shall also include any other capital stock of any class of the Corporation hereafter authorized which is not limited ot a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Stock” means the Corporation’s Common Shares , par value $.01 per share; provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the corporation or there is a change in the type or class of securities so issuable, the term “Conversion Stock” shall mean one share of security issuable upon conversion of the Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Fundamental Change” means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (computed on the basis of the greater or (I) book value in accordance with generally accepted accounting principles consistently applied or (ii) fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of related transactions(other than sales of inventory in the ordinary course of business or a sale to a Wholly-Owned Subsidiary of the Corporation), and (b) any merger or consolidation involving the Corporation, except for a merger or consolidation involving the Corporation in which the holders of Common shares and Preferred Stock immediately prior to such merger or consolidation shall continue to own immediately following such merger or consolidation shares of the outstanding capital stock of the surviving or resulting corporation possessing the voting power (under ordinary circumstances) to elect a majority of such corporation’s Board of Directors, if the surviving or resulting corporation is a Wholly-Owned Subsidiary of another corporation, the parent corporation of such surviving corporation

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” means the Preferred Stock.

“Redemption Date” as to any Shares means the date specified in the notice of any redemption at the holder’s option or the applicable date specified herein in the case of any other redemption.

“Share” has the meaning set forth in paragraph 1A.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (I) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated in a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Wholly-Owned Subsidiary” means, with respect to any Person, A subsidiary of which all of the issued and outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

Section 9.

Amendment and Waiver.  No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 13 of this subdivision A, without the prior written consent of the holders of a majority of the Preferred Stock outstanding at the time such action is taken.

Section 10.

Notices.  All notices, demands or other communications to be given or delivered hereunder shall be in writing and shall be deemed to have been given when delivered personally to the recipient or one (1) business day after being sent to the recipient by reputable overnight courier services (charges prepaid) or five (5) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent (I) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock record of the Corporation (unless otherwise indicated by any such holder.

KNIGHT FULLER, INC

___________________________________

Name: Stephen Hallock

Title: Secretary

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